Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FRONTDOOR, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

frontdoor, inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST thereof in its entirety and inserting the following in lieu thereof:

“FIRST. Name. The name of the Corporation is Frontdoor, Inc.”

2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 13 of Article FIFTH thereof in its entirety and inserting the following in lieu thereof:

“13. Other Rights; Continuation of Right to Indemnification and Advancement. The rights to indemnification and to the advance of expenses conferred in this Article FIFTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation or under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. All rights to indemnification and advance of expenses under this Article FIFTH shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article FIFTH is in effect. Any repeal or modification of this Article FIFTH or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification or advance of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal.”

3. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article EIGHTH thereof in its entirety and inserting the following in lieu thereof:

“EIGHTH. Amendment of the Certificate of Incorporation. The Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the DGCL, and all rights herein conferred upon stockholders or directors are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding that a lesser percentage or separate class vote may be specified by applicable law or otherwise, no provision of Articles FIFTH, SIXTH, SEVENTH, this Article EIGHTH and Articles NINTH and TENTH may be amended, altered or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Amended and Restated Certificate of Incorporation, any Preferred Stock Certificate of Designation or otherwise required by law, it is approved at a meeting of the stockholders called for that purpose by, in addition to any other vote required by law or otherwise, (1) prior to the Declassification Time, the affirmative vote of the holders of at least two-thirds (66 2⁄3%) of the voting power of all outstanding shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class, and (2) from and after the Declassification Time, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class.”

4. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article NINTH thereof in its entirety and inserting the following in lieu thereof:

“NINTH. Amendment of the Bylaws. In furtherance and not in limitation of the powers conferred by applicable law, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation, without the assent or vote of stockholders of the Corporation. Any amendment, alteration or repeal of the Bylaws of the Corporation by the Board of Directors shall require the affirmative vote of at least a majority of the directors then in office so long as a quorum is present. In addition to any other vote otherwise required by law, the stockholders of the Corporation may amend, alter or repeal the Bylaws of the Corporation, provided that any such action will require the affirmative vote of (1) prior to the Declassification Time, the holders of at least two-thirds (66 2⁄3%) of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, and (2) from and after the Declassification Time, the holders of a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.”

5. The foregoing amendments to the Amended and Restated Certificate of Incorporation of the Corporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation on this 25th day of June, 2021.

FRONTDOOR, INC.

By:	/s/ Jeffrey A. Fiarman
Name: Jeffrey A. Fiarman
Title: SVP, General Counsel and Secretary

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